Rule 424(b)(3)

Registration No. 333-86654

PRICING SUPPLEMENT DATED MAY 27, 2004

HEALTH CARE PROPERTY INVESTORS, INC.

Medium-Term Notes, Series E

This Pricing Supplement accompanies and supplements the Prospectus, dated June 10, 2002, as supplemented by the Prospectus Supplement, dated November 19, 2003 and relates to the issuance of an aggregate of $50,000,000 of Notes.

$25,000,000 of the Notes have the following terms (as applicable):

☐ Fixed Rate Note	☒ Floating Rate Note:
Regular Floating Rate Note
Principal Amount:	$25,000,000.00
Agent’s Discount or Commission:	0.625%
Net Proceeds to Issuer:	$24,843,750.00
Original Issue Price:	100%
Original Issue Date:	June 3, 2004
Stated Maturity Date:	June 15, 2014
Interest Rate Basis:	LIBOR Moneyline Telerate
LIBOR Page:	The display page with the designation “Telerate Page 3750” on the Moneyline Telerate, Inc. service
Initial Interest Rate:	LIBOR Moneyline Telerate as of June 1, 2004 plus 0.90%
Interest Reset Dates:	Quarterly, March 15, June 15, September 15 and December 15 or next Business Day, commencing September 15, 2004
Interest Determination Dates:	Quarterly, two London Business Days prior to Interest Reset Date
Interest Payment Dates:	Quarterly, March 15, June 15, September 15 and December 15 or next Business Day, commencing September 15, 2004
Regular Record Dates:	15 calendar days prior to the immediately preceding applicable Interest Payment Date
Index Maturity:	3 months
Day Count Convention:	Actual/360
Redemption:	The Notes cannot be redeemed prior to the Stated Maturity Date
Optional Repayment:	The Notes cannot be repaid prior to the Stated Maturity Date
Original Issue Discount:	☐ Yes ☒ No
Form:	☒ Book-Entry/Global ☐ Definitive
Agent:	☐ Merrill Lynch, Pierce, Fenner & Smith Incorporated
☐ Goldman, Sachs & Co.

☐ Credit Suisse First Boston LLC
☐ Deutsche Bank Securities Inc.
☒ Banc of America Securities LLC

Agent acting in the capacity as indicated below:

☒	Agent	☐ Principal

If as Principal:

☐	The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

☐	The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount.

If as Agent:

☒	The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount.

Stated Interest:

Based on the expected issue price of the Notes, the Company does not anticipate that the Notes will be issued with original issue discount. Holders of Notes will be required to include stated interest in gross income in accordance with their method of accounting for tax purposes. Each purchaser of Notes is encouraged to consult his or her tax advisor with respect to the tax consequences to him or her of the acquisition, ownership and disposition of the Notes. See “Supplemental United States Federal Income Tax Considerations” in the accompanying Prospectus Supplement.

An additional $25,000,000 of the Notes have the following terms (as applicable):

☒ Fixed Rate Note	☐ Floating Rate Note:

Principal Amount:	$25,000,000.00
Agent’s Discount or Commission:	0.625%
Net Proceeds to Issuer:	$24,843,750.00
Original Issue Price:	100%
Original Issue Date:	June 3, 2004
Stated Maturity Date:	June 15, 2014
Interest Rate:	6.00%
Interest Payment Dates:	June 15 and December 15, commencing December 15, 2004
Day Count Convention:	30/360
Redemption:	The Notes cannot be redeemed prior to the Stated Maturity Date
Optional Repayment:	The Notes cannot be repaid prior to the Stated Maturity Date
Original Issue Discount:	☐ Yes ☒ No
Form:	☒ Book-Entry/Global ☐ Definitive

Agent:	☐ Merrill Lynch, Pierce, Fenner & Smith Incorporated
☐ Goldman, Sachs & Co.
☐ Credit Suisse First Boston LLC
☐ Deutsche Bank Securities Inc.
☒ Banc of America Securities LLC

Agent acting in the capacity as indicated below:

☒	Agent	☐ Principal

If as Principal:

☐	The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

☐	The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount.

If as Agent:

☒	The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount.

Stated Interest:

Based on the expected issue price of the Notes, the Company does not anticipate that the Notes will be issued with original issue discount. Holders of Notes will be required to include stated interest in gross income in accordance with their method of accounting for tax purposes. Each purchaser of Notes is encouraged to consult his or her tax advisor with respect to the tax consequences to him or her of the acquisition, ownership and disposition of the Notes. See “Supplemental United States Federal Income Tax Considerations” in the accompanying Prospectus Supplement.